Exhibit 99.1

Applied DNA Sciences Averages 35% Growth Over Last Four Quarters
Announces Fourth Quarter and Fiscal Year End 2008 Results

STONY BROOK, N.Y., December 16, 2008/Market Wire/ -- Applied DNA Sciences, Inc. (OTC Bulletin Board: APDN) announced today its revenues for the 4th quarter and fiscal year ending September 30, 2008.

•	4th Quarter Revenue is up 137% or $167,495 from a year earlier to $289,415
•	Fiscal 2008 Revenue is up 616% or $751,090 from a year earlier to $873,010
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Cost of sales for the year ended September 30, 2008 was $171,332, netting a gross profit of $701,678. Cost of sales for the year ended September 30, 2007 was $23,073, netting a gross profit of $98,847.

“This year, APDN broadened its commercial scope, gained traction for its multiple product offerings, expanded its customer base and increased its revenues in each quarter of fiscal 2008, averaging 35% growth quarter-over-quarter for the year. This builds on our strategy of diversified revenue sources with managed risk concentration and shortened sales cycles,” stated Dr. James Hayward, President and CEO.

Costs and Expenses:
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Selling, general and administrative expenses for the twelve months ended September 30, 2008 decreased 65% to $4.3 million from $12.1 million in the same period in 2007. Included within the selling, general and administrative expenses for the years ended September 30, 2008 and 2007 were expenses relating to liquidation damage accrual, fund raising and consultant costs of $1.1 million and $7.9 million, respectively.

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Total operating expenses decreased to $4.9 million from $12.6 million, or a decrease of $7.7 million, primarily due to the reduction in accrual for liquidation damages and less consulting costs for the year ended September 30, 2008 as compared to September 30, 2007.

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The net loss for fiscal 2008 decreased by $6,501,935 from a year earlier to $6,802,898 as a result of a combination of the factors described above and less impactful changes in R&D costs, Depreciation and Amortization and Other Income/Expenses.

Key 2008 achievements include:
•	Four consecutive quarters of increased revenues, averaging 35% growth, quarter-over-quarter.
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Expansion of diversified product lines including SigNature® DNA, BioMaterial™ Genotyping and BioActive™ Ingredients to enhance the Company’s ability to capture a dominant position in the DNA authentication market.

•	Expansion of SigNature DNA markers in Cash-In-Transit industry with newly developed, forensically formulated products like AzSure™ Security Ink.
•	Training of UK police and other law enforcement teams on the detection and authentication of SigNature DNA markers in stolen cash.
•	Continued repeat orders of BioActive Ingredients that are being used by leading global brands in personal care.
•	Auditable process and controls throughout the company to support authentication.
•	Expanded patent and trademark portfolios which will form the basis for added value through future licensing revenue opportunities.

The Company has made significant inroads with its central SigNature DNA platform that uses botanically derived genomic DNA to mark and authenticate a range of security inks, packaging labels, and event tickets. This year, APDN has been able to develop more market-ready products, enabling faster price quotations and more concise product cycles which will provide a foundation for continued growth in 2009.

“Despite the challenges of today’s economy, APDN continued to expand and grow in fiscal 2008. Our strategy remains focused on long-term sustainable growth and although the economic realities may impact us slightly in the short term, our long-term goals remain intact,” stated Kurt Jensen, Chief Financial Officer.

APDN in Textiles:
One of the key highlights of the year for APDN was our launch into the world of textiles. In addition to marking fabrics with our SigNature DNA, we authenticate natural fibers by genotyping, analyzing the unique DNA content found naturally in these goods. Our newly launched services for textiles include:
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Cotton authentication by FiberTyping™ and PimaTyping™. With FiberTyping, retailers or brand owners can verify that the garment that is labeled as Pima cotton does, in fact, contain Pima cotton. This test can be used to establish cotton provenance throughout the logistic chain and can be effectively used in commerce to ensure both fabric quality and brand integrity. Management believes this assay will have utility for governments wishing to enforce cotton trade agreements.

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SigNature DNA marks to authenticate textiles at all points of the logistic chain. We expanded our collaborations to include Yorkshire Forward, the Textile Centre of Excellence and its consortium of companies throughout the Yorkshire region in the UK.

Dr. Benjamin Liang, Chief Technology Officer, commented, “Our FiberTyping test, which was developed to help the cotton industry, is ready for commercial use. We believe that the experience we bring to cotton will also be of great value to the wool industry. We are looking forward to our business collaborations with Supima and the Yorkshire companies in marking and authenticating textile and apparel in the new year.”

“We are grateful for the strong support of our customers, strategic partners, employees and investors this year. We have made significant progress toward our goals and we believe our vision and strategy will take us there,” continued Dr. Hayward.

About APDN
Applied DNA Sciences markets and sells DNA encrypted and embedded solutions that are forensically authenticated by machine readable devices. These solutions can be easily integrated with a range of inks, threads, varnishes, adhesives as well as thermal ribbon, inkjet and laser ink. Applied DNA Sciences’ products can help protect the brands and intellectual property that can easily be eroded by counterfeiting, product diversion and fraud.
The statements made by APDN may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-K, filed on January 15, 2008 and our subsequent quarterly reports on Form 10-Q. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

SOURCE Applied DNA Sciences, Inc.
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